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Exhibit 10am-1

ROGERS CORPORATION
2005 EQUITY COMPENSATION PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT
(For Non-Employee Directors)

Pursuant to the Rogers Corporation 2005 Equity Compensation Plan (the "Plan"), Rogers Corporation (the "Company") hereby grants to   ______________ (the "Optionee"), a non-qualified stock option (the "Stock Option") to purchase a maximum of  __________ shares of capital stock of the Company (the "Capital Stock") at the price of $ _______________ per share, subject to the terms of this Agreement.  The Stock Option is granted as of   ________________ (the "Grant Date").

1.                  Timing of Exercise.  This Stock Option shall be fully exercisable upon the Grant Date.  This Stock Option shall remain exercisable until it expires on the tenth anniversary of the Grant Date, regardless of whether the Optionee continues to be a director of the Company, unless the Stock Option is sooner terminated as provided in Section 5 below.  In the event of the Optionee’s death, this Stock Option may thereafter be exercised by the Optionee’s beneficiary pursuant to the terms of this Agreement.

2.                  Manner of Exercise.  This Stock Option may be exercised in whole or in part by giving written or electronic notice of exercise to the Company or the Company’s designee designated to accept such notices specifying the number of shares to be purchased.  Payment of the purchase price may be made by one or more of the following methods:

(a)                In cash, by check, or by other instrument acceptable to the Company;

(b)               In Capital Stock (either actually or by attestation) valued at its Fair Market Value (as defined in the Plan) as of the date of exercise; or

(c)                By a combination of (a) and (b).

The Optionee may also deliver to the Company or the Company’s designee a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash, a check or other instrument acceptable to the Company to pay the purchase price; provided that the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company shall prescribe as a condition of such payment.  Payment instructions will be received subject to collection.

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Ownership of shares of Capital Stock to be purchased pursuant to the exercise of the Stock Option will be contingent upon receipt by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Plan, this Agreement and applicable provisions of law.  In the event the Optionee chooses to pay the purchase price by previously-owned shares of Capital Stock through the attestation method, only the net amount of shares shall be issued.

3.                  Stock Option Transferable in Limited Circumstances.  This Stock Option may be transferred to a family member, trust or charitable organization to the extent permitted by applicable law; provided that the transferee agrees in writing with the Company to be bound by the terms of this Agreement and the Plan.  Except as permitted in the preceding sentence, the Stock Option is not transferable otherwise than by will or by the laws of descent and distribution, and this Stock Option shall be exercisable during the Optionee’s lifetime only by the Optionee.

4.                  Stock Option Shares.  The shares to be issued under the Plan are shares of the Capital Stock of the Company as constituted as of the date of this Agreement, subject to adjustment as provided in Section 3(b) of the Plan.

5.                  Sale Event.  The occurrence of a Sale Event (as defined in the Plan) shall cause this Stock Option to terminate, to the extent not then exercised, unless any surviving entity agrees to assume this Stock Option.

6.                  Rights as a Shareholder.  The Optionee shall have the rights of a shareholder only as to shares of Capital Stock acquired upon exercise of the Stock Option and not as to any shares of Capital Stock covered by unexercised Stock Options.  Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such shares are acquired.

7.                  Tax Status.  The Stock Option is not intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended.

8.                  The Plan.  The Stock Option is subject in all respects to the terms, conditions, limitations and definitions contained in the Plan.  In the event of any discrepancy or inconsistency between this Agreement and the Plan, the terms and conditions of the Plan shall control.  Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

9.                  No Obligation to Exercise Stock Option.  The grant and acceptance of the Stock Option imposes no obligation on the Optionee to exercise it.

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10.              Notices.  Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Optionee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

11.              Purchase Only for Investment.  To insure the Company’s compliance with the Securities Act of 1933, as amended, the Optionee agrees for himself or herself, the Optionee’s legal representatives and estate, or other persons who acquire the right to exercise the Stock Option upon his or her death, that shares will be purchased in the exercise of the Stock Option for investment purposes only and not with a view to their distribution, as that term is used in the Securities Act of 1933, as amended, unless in the opinion of counsel to the Company such distribution is in compliance with or exempt from the registration and prospectus requirements of that Act.

12.              Governing Law.  This Agreement and the Stock Option shall be governed by the laws of the Commonwealth of Massachusetts, United States of America.

13.              Beneficiary Designation.  The Optionee may designate beneficiary(ies) to whom shall be transferred any rights under the Stock Option which survive the Optionee’s death.  To obtain the beneficiary designation form, please go to the "Options and Equity Awards" section of the website ( http://equityawardcenter.schwab.com) and click on the "Review message" from your "employer" and then click on the "Equity Awards Beneficiary Designation Form".  Alternatively, you may request this beneficiary designation form by sending an e-mail to equityawardsadmin@rogerscorporation.com or calling the Office of the Corporate Secretary of Rogers Corporation at 800-227-6437 ext. 5566.

In the absence of an effective beneficiary designation, the Optionee acknowledges that any rights under the Stock Option which survive the Optionee’s death shall be rights of his or her estate.

By:  Rogers Corporation

By clicking Accept below I hereby acknowledge receipt of the foregoing Stock Option and agree to its terms and conditions: